SCHEDULE 14A
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. __)


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[ ] Soliciting Material Pursuant to ss. 240.14a-12

                          IMCLONE SYSTEMS INCORPORATED

                (Name of Registrant as Specified In Its Charter)

                                  CARL C. ICAHN
                               ALEXANDER J. DENNER
                                PETER S. LIEBERT
                                 BARBERRY CORP.
                         HIGH RIVER LIMITED PARTNERSHIP
                                       AND
                             HOPPER INVESTMENTS LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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


On October 6, 2006, Institutional Shareholder Services ("ISS") "M&A Insight" put out a note to clients discussing Carl Icahn's recent activism at ImClone Systems Incorporated. On October 9, 2006, ISS spoke with Mr. Icahn to get his version of the events surrounding the Consent Solicitation and subsequently Mr. Icahn provided written comments to Chris Young on a draft of the attached note. A copy of the M&A Insight Note summarizing the October 9, 2006 conversation is filed herewith as Exhibit 1.

                                                                       EXHIBIT 1


INSTITUTIONAL SHAREHOLDER SERVICES

                                M&A Insight Note

Issuer: ImClone Systems (IMCL)/"A Conversation with Carl Icahn"
Date: October 18, 2006

On Oct. 6, M&A Insight put out a note to clients discussing Carl Icahn's recent activism at ImClone Systems (IMCL). In the note, we indicated that Mr. Icahn's actions (including seeking the resignation of board chairman David Kies and launching a consent solicitation to gain control of the board) appeared to be rather aggressive in light of the recent settlement reached by the two combatants. We noted that Mr. Icahn's actions are likely to be used by IMCL (and by future targets of Mr. Icahn) as "evidence" that Mr. Icahn is not to be trusted and is unable to work constructively with incumbents.

On Oct. 9, we spoke with Mr. Icahn to get his side of the story.

Mr. Icahn stressed that at the time he accepted the offer of his board seat he had no intention of conducting a consent solicitation. He made it clear that because it takes a plurality of votes to win a proxy fight and a majority of outstanding shares to win a consent solicitation, it would have been "ridiculous" for him to have given up the chance to conduct a proxy fight in order to join the board and then conduct a consent solicitation to remove directors.

Mr. Icahn also stated that prior to this year's annual meeting, IMCL approached him to try to reach an amicable settlement of their differences. Prior thereto, Mr. Icahn had hired Alex Denner, who was a director of IMCL. IMCL then offered to nominate Mr. Denner, Mr. Icahn and two persons suggested by him who were among those vetted by the company. Mr. Icahn agreed not to nominate others for election at the annual meeting.

During the discussions with IMCL, Mr. Icahn claims he made it very clear to the company that he believed IMCL needs a CEO who has significant biotech experience. Mr. Icahn notes that Joseph Fischer, the company's interim CEO, has no biotech experience. Mr. Icahn alleges he clearly warned the company against giving Mr. Fischer a long-term employment contract during settlement discussions. However, on Aug. 23, the same day IMCL and Mr. Icahn announced the settlement agreement, the company also disclosed an amendment to Mr. Fisher's employment agreement. Mr. Icahn claims he was not notified of this amendment before its adoption.

In addition, Mr. Icahn says that during discussions he had with Mr. Kies, Mr. Kies indicated he had no interest in continuing as chairman. However, on Sept. 20, the same day as the annual meeting at which Mr. Icahn, Denner and two persons suggested by Icahn were elected to the board, Mr. Kies called for a board vote on his own chairmanship and subsequently was re-elected chairman. Mr. Icahn characterizes this move as a betrayal of the representations made to him during settlement discussions.

In short, Mr. Icahn believes that the company never seriously considered addressing his concerns about the company's chairman and CEO and that IMCL had been warned that by not taking the action that he suggested, they would be "throwing down the gauntlet."

If Mr. Icahn's version of events are accurate, it helps to explain the unusually rapid deterioration of relations between the dissident and the target company so soon after an announced settlement. We note that a day after our conversation with Mr. Icahn, the company announced the resignation of Mr. Kies and another director, William Crouse. This development appears to address one bone of contention of Mr. Icahn's; however, the suitability of the company's CEO presumably remains at issue.

Unfortunately for shareholders, nearly every proxy fight becomes a "he said, she said" exercise, a tough dynamic to analyze from the outside. One of the goals of M&A Insight is to help interested constituencies to better analyze a sometimes confusing debate.

We will continue to monitor this situation and market trends, speak with interested parties and, where relevant, issue additional M&A Insight Notes to provide further information and guidance for clients.

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Contact:

Chris Young, JD, CFA                      Qin Tuminelli, CFA
Director & Head of M&A Research           Manager, M&A Insight
Tel. 301.556.0625                         Tel. 301.556.0415
Christopher.young@issproxy.com            Qin.tuminelli@issproxy.com









(C) 2006, Institutional Shareholder Services Inc. All Rights Reserved. The information contained in this ISS Proxy Analysis may not be republished,
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Shareholder Services Inc.